Exhibit 4.19

SCHEDULE “B”

STOCK OPTION PLAN

EHAVE, INC.

STOCK OPTION PLAN

1.	THE PLAN

Ehave, Inc. (the “Corporation”) has established a Stock Option Plan (the “Plan”) for bona fide Directors, Employees and Consultants of the Corporation (collectively, the “Admissible Persons”), to purchase authorized but unissued common shares of the Corporation (the “Common Shares”) on the terms and conditions hereinafter set out.

The Board of Directors of the Corporation may appoint a committee to administer the Plan (the “Committee”). In the event such a Committee is not appointed by the Board of Directors, then the Board of Directors shall, for the purposes herein, be deemed to constitute the Committee.

2.	PURPOSE

The purpose of the Plan is to encourage the participation of the Admissible Persons in the Corporation’s growth and development by providing them, through the grant of options exercisable for Common Shares (the “Options”), with the opportunity to acquire a financial interest in the Corporation, or increase same.

3.	GRANT OF OPTIONS

The Committee may, from time to time, in its discretion, grant to any Admissible Person (the “Optionee”), the irrevocable (subject to the terms hereof) option to acquire Common Shares (the “Optioned Shares”) upon and subject to such terms, conditions and limitations as are herein contained and as the Committee may from time to time determine with respect to each Option. Notwithstanding the foregoing, the exercise of any Option granted hereunder is subject to the vesting provisions contained in Section 8 hereof. The Committee may impose performance thresholds, which thresholds will need to be met prior to vesting of any Options granted.

Subject to the Plan, the Committee may impose limitations, restrictions and conditions, in addition to those set out in the Plan, that are applicable to the exercise of an Option including, without limitation, the nature and duration of any restrictions applicable to a sale or other disposition of Optioned Shares acquired upon exercise of an Option and the nature of events, if any, that may cause any Optionee’s rights in respect of Optioned Shares acquired upon exercise of an Option to be forfeited and the duration of the period of such forfeiture.

The granting of any Option to an Optionee does not confer upon the Optionee any right to continue in the employment of the Corporation or as a member of the Board, as the case may be, nor does it interfere in any way with the rights of the Optionee or of the Corporation’s rights to terminate the Optionee’s employment at any time or of any shareholder’s right to nominate or elect one or more Directors of the Corporation.

For options granted to Employees, Consultants or Management Company Employees, the Corporation shall represent that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

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4.	AUTHORIZED SHARES PURSUANT TO THE PLAN

Subject to adjustment as provided in Section 12 hereof, the aggregate number of Optioned Shares to be delivered upon the exercise of all Options granted under the Plan shall not exceed 15% of the outstanding listed Common Shares at the time of grant. If any Option granted hereunder is cancelled, expires or terminates for any reason without having been exercised in full, the unpurchased Optioned Shares subject thereto shall again be available for the purposes of the Plan.

The allotment of the Common Shares and the Corporation’s obligation to issue Common Shares pursuant to the Plan are subject to the following conditions:

(a)	Subject to subsections 4(b) and 4(c) hereof, no Optionee may be granted Options to acquire more than 5% of the issued and outstanding Common Shares of the Corporation (calculated as at the time of the grant of such Options) in any 12-month period unless the Corporation has obtained disinterested shareholder approval in connection therewith;

(b)	No Consultant Optionee may be granted Options to acquire more than 2% of the issued and outstanding Common Shares of the Corporation (calculated as at the time of the grant of such Options) in any 12-month period; and

(c)	The aggregate number of Options granted to Employee Optionees conducting Investor Relations Activities shall not exceed 2% of the issued and outstanding Common Shares of the Corporation (calculated as at the time of the grant of such Options) in any 12-month period.

5.	OPTION PRICE

The purchase price of the Common Shares, upon exercise of each Option granted under the Plan, (the “Option Price”) shall be a price fixed for such Option by the Committee upon grant of each such Option provided that such Option Price shall be at a price equal to or greater than the fair market value of the Common Shares. In the event that the Corporation proposes to reduce the Option Price of Options granted to an Optionee who is an Insider of the Corporation at the time of the proposed amendment, such amendment shall not be effective until disinterested shareholder approval has been obtain in respect of the Option Price reduction.

The allotment of the Common Shares and the Corporation’s obligation to issue Common Shares pursuant to the Plan are subject to the Corporation having obtained the required authorizations from the regulatory authorities pertaining to the allotment of the Options or to the issuance and distribution of the Optioned Shares and the listing of the Optioned Shares. The Corporation undertakes to use its best efforts to obtain all the required approvals to give effect to the Plan, should such approvals be required.

6.	METHOD OF EXERCISE OF OPTION

Each Option or part thereof may be exercised by the Optionee or his heirs or legal personal representative by giving notice in writing in the form annexed hereto as Schedule “A” hereto addressed to the Corporation at its head office in Toronto, Ontario, and delivered or mailed by registered mail to the President and Chief Executive Officer or the Chief Financial Officer of the Corporation. Such notice shall specify the number of Optioned Shares with respect to which the Option is being exercised and shall be accompanied by payment in full, by certified cheque or other form of payment acceptable to the Corporation, of the aggregate Option Price for such number of Optioned Shares so specified therein.

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Upon any such exercise of an Option as aforesaid, the Corporation shall forthwith deliver or, as applicable, cause the transfer agent and registrar of the Corporation to deliver to the Optionee, or his legal personal representative or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Common Shares as the Optionee or his heirs or legal personal representative shall have then paid for. Notwithstanding the foregoing, no Option shall be exercisable unless the Corporation shall be satisfied that the issuance of Optioned Shares, upon exercise thereof, will be in compliance with the applicable laws of Canada, the United States and the rules of the stock exchange where such Optioned Shares are listed. Upon receipt of payment in full, the number of Optioned Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

No fractional Common Shares shall be issued upon the exercise of Options. If an Optionee otherwise becomes entitled to a fractional Common Share upon exercise of an Option, such Optionee shall only have the right to purchase the next lowest whole number of Common Shares and no payment or adjustment shall be made with respect to the fractional interest so disregarded.

The exercise of each Option granted under this Plan is subject to the condition that if at anytime the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that an Optionee pay to the Corporation, in addition to and in the same manner as the Option Price for the Optioned Shares, such amount that the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

7.	TERM

Each Option, unless sooner terminated in accordance with the terms, conditions and limitations thereof, or unless sooner exercised, shall expire at 5:00 p.m. (Toronto time) on the date (“Expiry Date”) determined by the Board of Directors or by the Committee when the Option is granted or, failing such determination and in any event, not later than that date which is ten (10) years after the grant of the Option.

Subject to applicable laws, in the event that the expiry of an Option occurs during a blackout period imposed by management, the Board of Directors or the Committee in accordance with the Corporation’s insider trading policy, if any, the expiry date of such Option shall be deemed to be amended to that date which is seven business days following the end of such blackout period.

8.	VESTING

The vesting of each Option granted pursuant to the Plan, and the extent to which each Option is exercisable from time to time during the term of such Option, shall be determined by the Committee in its sole discretion, provided that in the event that no specific determination is made by the Committee with respect to the vesting of an Option, such Option shall be subject to vesting provisions over time, as follows:

Date	Percentage of Common Shares vesting on date	Total number of Common Shares vested on date (%)
Date of grant	0%	0%
Date which is 1 year after the date of grant	33.33%	33.33%
Date which is 2 years after the date of grant	33.33%	66.66%
Date which is 3 years after the date of grant	33.34%	100.00%

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9.	TERMINATION AS ADMISSIBLE PERSON

Subject to subsections 9(a) and 9(b) hereof and to any express resolution passed by the Committee with respect to an Option but in no event to exceed an extension of one year, an Option and all rights to purchase Common Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Options ceasing to be an Admissible Person, provided that:

(a)	If, before the expiry of an Option in accordance with the terms thereof, an Optionee shall cease to be an Admissible Person (an “Event of Termination”) for any reason other than his or her resignation or termination for Cause of his or her employment with the Corporation, or his or her resignation or failure to be re-elected as a Director of the Corporation, then the Optionee may:

(i)	exercise the Option to the extent that he or she was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(ii)	with the prior written consent of the Board of Directors or the Committee, which consent may be withheld in the Corporation’s sole discretion, permit the exercise of any Options which have not yet vested at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Optioned Shares as the Board of Directors or the Committee may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase pursuant to the Option had the Optionee’s status as an Admissible Person been maintained for the term of the Option.

(b)	if an Optionee dies before the expiry of an Option in accordance with the terms thereof, the Optionee’s legal representative(s) may, subject to the terms of the Option and the Plan:

(i)	exercise the Option to the extent that the Optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(ii)	with the prior written consent of the Board of Directors or the Committee, exercise at any time up to and including, but not after, a date one year following the date of death of the Optionee, a further Option to purchase all or any of the Optioned Shares as the Board of Directors or the Committee may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase had the Optionee survived.

For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a Director of the Corporation provided that the Optionee continues to be an Admissible Person.

For the purposes of this Section 9, “Cause” means any act or omission by the Admissible Person which would in law permit an employer to, without notice or payment in lieu of notice, terminate the Admissible Person’s employment or services, and shall include without limitation the meaning attributed thereto in the employment agreement or consulting agreement, as may be applicable, of such Admissible Person.

For the purposes of 10(a), the date the Optionee ceases to be an Admissible Person, in the case of termination of employment with the Corporation, shall be the last day upon which the employee provides services to the Corporation at its premises and not the last day of any notice period or upon which the Corporation pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

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10.	ISSUE OF COMMON SHARES

No Optionee shall have any of the rights or a shareholder with respect to any Optioned Shares until same have been paid for in full and issued to him.

11.	TRANSFERABILITY AND ASSIGNMENT

Subject to the provisions of this Section 11, Options are personal to the Optionee. No Optionee may deal with any Option or any interest in it or Transfer any Option now or hereafter held by the Optionee except in accordance with the Plan. A purported Transfer of any Option in violation of the Plan will not be valid and the Corporation will not issue any Optioned Shares upon the attempted exercise of an improperly Transferred Option. No Option shall be Transferable or assignable other than by will or the laws of succession and distribution.

For the purposes of this Section 11, “Transfer” means any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which, directly or indirectly, possession, legal title or beneficial ownership passes from an Optionee to another person, or to the Optionee in a different capacity, whether or not voluntary or by operation of law and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring”, “Transferrable” and similar words have corresponding meanings; and

12.	ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN

The number of Common Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of Common Shares of the Corporation, and in any such event a corresponding adjustment shall be made changing the number of shares deliverable upon the exercise of any Option theretofore granted without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Optioned Share. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options outstanding under the Plan and to prevent their dilution or enlargement.

13.	TERMINATION

Notwithstanding any vesting schedule determined in accordance with Section 8 hereto or any other provision of this Plan, in the event that the Corporation or its shareholders receive and accept an offer to acquire all of the shares or substantially all of the assets of the Corporation, whether effected through an acquisition for cash or securities, and whether structured as a purchase, amalgamation, merger, arrangement, reorganization or other business combination (in each case, a “Sale Transaction”), the Committee may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Sale Transaction provided all Optionees to whom Options have been granted under the Plan and remain outstanding are treated similarly. In this regard, in the event of a proposed Sale Transaction, the Committee may, in its sole discretion, by written notice (the “Notice”) to any Optionee, accelerate the vesting of some or all the Options such that such Options become immediately fully vested. In such circumstances, the Committee may by written notice compel the Optionee to exercise his Options within 30 days of the date of such written notice to exercise, failing which the Optionee’s right to purchase Optioned Shares under such Options lapses. In addition, and without limiting the generality of the foregoing, in connection with a Sale Transaction, the Committee may, without any action or consent required on the part of any such Optionee, (i) deem any or all Options (vested or unvested) under the Plan to have been exercised and the Optioned Shares to have been tendered to the Sale Transaction, (ii)) apply a portion of the Optionee’s proceeds from the closing of the Sale Transaction to the Option Price payable by that Optionee for the exercise of his or her Options, (iii) cancel the Options and pay to an Optionee the amount that the Optionee would have received, after deducting the Option Price of the Options, had the Options been exercised, (iv) exchange Options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Corporation made in connection with the Sale Transaction, or (v) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

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If the proposed Sale Transaction is not completed within 180 days after the date of Notice, any affected Optionee, within a period of 10 days following the 180-day period, may elect to cancel an exercise pursuant to the Notice. In respect of any Optionee who makes this election, the Corporation will return to the Optionee all rights under such Optionee’s Options as if no exercise had been effected, subject to the appropriate adjustment of accounts to the position that would have existed had there been no exercise of Options.

The Committee may at any time terminate the Plan with respect to Common Shares not being, at that time, Optioned Shares, and the Committee may at any time amend any provision of the Plan subject to obtaining the necessary regulatory approval and any other applicable regulatory authorities, provided that any such amendment shall not adversely affect or impair any Option previously granted to an Optionee under the Plan, without its consent.

14.	ADMINISTRATION

Within the limitations set forth in the Plan, the Committee is authorized to provide for the grant, vesting, exercise and method of exercise of Options, on such terms (which may vary as between Options) as it shall determine. All decisions and interpretations made by the Committee shall be binding and conclusive on the Corporation and all Admissible Persons who participate in the Plan. With respect to the Plan and to its administration, time shall be of the essence.

With the consent of the affected Optionee, the Committee may amend or modify any outstanding Option in any manner to the extent that the Committee would have had the initial authority to grant the Option as so modified or amended, including without limitation, to change the date or the price at which an Option becomes exercisable, subject to any required prior approval of any applicable regulatory authority.

15.	WITHHOLDINGS, ETC.

For certainty and notwithstanding any other provision of the Plan, if the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by an Optionee, then the Optionee shall, concurrently with the exercise or disposition:

(a)	pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(b)	authorize the Corporation, on behalf of the Optionee, to sell in the market on such terms and at such time or times as the Corporation determines such portion of the Optioned Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(c)	make other arrangements acceptable to the Corporation to fund the required tax remittance.

16.	GENERAL

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

This Plan is effective as of November 18, 2016.

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SCHEDULE “A”

NOTICE OF EXERCISE

To: President and Chief Executive Officer

Ehave, Inc.

TO EXERCISE THE OPTION, PLEASE COMPLETE AND RETURN THIS FORM

The undersigned Optionee or his or her legal representative(s) permitted under the Andor Mining Inc. Stock Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”) hereby irrevocably elects to exercise the Option for the number of shares as set forth below:

(a)	Number of Options to be Exercised:
(b)	Exercise Price per Optioned Share:
(c)	Aggregate Purchase Price
(d)	[ (a)) multiplied by (b) ]:

and hereby tenders a certified cheque or bank draft for such aggregate exercise price, and directs such Optioned Shares to be issued and registered as directed below, all subject to and in accordance with the Plan. Unless they are otherwise defined herein, any defined terms used herein shall have the meaning ascribed to such terms in the Plan.

Dated:__ , 20 ____________________

)
)
)
	)	Name of Optionee
)
__________________	)

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Witness to the Signature of:	)
	)	Signature of Optionee
)

Direction as to Registration:

Name of Registered Holder

Address of Registered Holder

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